                                                                     EXHIBIT H-2

                             AGL SERVICES AGREEMENT

This AGL Services Agreement (the "Agreement") is entered into as of the __________ day of __________, 2000, by and between [insert name of associate Company], a __________ corporation (the "Company"), and AGL Services Company, a Georgia corporation, ("AGSC").

     WHEREAS, each of the Company and AGSC is an associate company of AGL Resources Inc. ("AGLR");

     WHEREAS, AGSC has been formed for the purpose of providing administrative, management and other services to associate companies; and

     WHEREAS, the Company believes that it is in the interest of the Company to provide for an arrangement whereby the Company may, from time to time and at the option of the Company, agree to purchase certain administrative, management and other services from AGSC;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     I. SERVICES OFFERED. Exhibit I hereto lists and describes all of the services that are available from AGSC. AGSC hereby offers to supply those services to Company and to other associate companies. Such services are and will be provided to the Company only at the request of the Company.

     II.  SERVICES SELECTED.

     A. Initial Selection of Services. Exhibit II lists the services each Company hereby agrees to receive from AGSC.

     B. Annual Selection of Services. AGSC shall send an annual service proposal form to the Company on or about July 1 listing services proposed for the next fiscal year. By July 31, the Company shall notify AGSC of the services it has elected to receive during the next fiscal year.

     III. PERSONNEL. AGSC will provide services by utilizing the services of such executives, accountants, financial advisers, technical advisers, attorneys, engineers and other persons as have the necessary qualifications.

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     If necessary, AGSC, after consultation with the Company, may also arrange for the services of affiliated or unaffiliated experts, consultants, attorneys and others in connection with the performance of any of the services supplied under this Agreement. AGSC also may serve as administrative agent, arranging and monitoring services provided by third parties to Company, whether such services are billed directly to Company or through AGSC.

     During a transition period from October 6, 2000 (closing date) through December 31, 2000, AGSC may also lease or otherwise acquire the services of certain employees of associate companies, including AGLR, for the purpose of staffing its service operations. The leasing or other arrangements will comply with the applicable provisions under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), including the provisions of Rule 90 thereunder requiring the performance of services on the basis of cost.

     IV. COMPENSATION AND ALLOCATION. As and to the extent required by law, AGSC will provide such services at cost. The attached Exhibit I contains AGSC's Policies and Procedures Manual which describes the rules for determining and allocating costs for AGSC.

     V. BILLING. Bills will be rendered during the first week of each month covering amounts due for the month calculated using the actual expenses incurred to the extent possible during the previous month. Any amount remaining unpaid after thirty days following receipt of the bill shall bear interest thereon from the date of the bill at an annual rate of 2% above the interest rate on 30 day commercial paper as listed on the last working day of that month in the Wall Street Journal.

     VI.  TERMINATION AND MODIFICATION.

     A. Modification of Services. The Company may modify its selection of services at any time during the fiscal year by giving AGSC written notice sixty
(60) days in advance for the additional services it wishes to receive, and/or the services it no longer wishes to receive, from AGSC.

     B. Modification of Other Terms and Conditions. No other amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

     C. Termination of this Agreement. The Company may terminate this Agreement with AGSC by providing sixty (60) days advance written notice of such termination to AGSC. AGSC may terminate this Agreement as to the Company by providing sixty (60) days advance written notice of such termination to the Company.

                                 Page 2 of 12
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     This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the 1935 Act, or with any rule, regulation or order of the Securities and Exchange Commission ("SEC") adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

     VII. NOTICE. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     a.   To the Company:

          --------------------
          --------------------
          --------------------
          --------------------

     b.   To AGL Services Company:

          817 West Peachtree St. N.W. 10th Floor
          Atlanta, Ga. 30308
          Attention: Paul R. Shlanta, President
          Facsimile:   (404) 584-3419

     VIII. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to their respective conflict of law provisions.

     IX. ENTIRE AGREEMENT. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and cancelled in their entirety and of no further force or effect.

     X. WAIVER. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

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     XI.   ASSIGNMENT.  This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.

     XII. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     XIII. EFFECTIVE DATE.  This Agreement is effective as of January 1, 2001.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above mentioned.

Attest:                          By Company:


------------------------------   ------------------------------------

------------------------------   ------------------------------------

Attest:                          By AGL Services Company:


------------------------------   ------------------------------------

------------------------------   ------------------------------------

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EXHIBIT I.  POLICIES AND PROCEDURES MANUAL

Cost Accumulation and Assignment, Allocation Methods, and Description of
------------------------------------------------------------------------
Services Offered by AGL Services Company
----------------------------------------

This document sets forth the methodologies used to accumulate the costs of services performed by AGL Services Company ("AGSC") and to assign or allocate such costs to other subsidiaries and business units within the AGL Resources Inc. ("AGLR") system. The subsidiaries and business units of AGLR are referred to as the "AGLR System Companies".

Cost of Services Performed
--------------------------

AGSC maintains an accounting system that enables costs to be identified by Cost Center, Account Number or Capital Project ("Account Codes"). The primary inputs to the accounting system are payroll records for AGSC's employees, accounts payable transactions and journal entries. Charges for labor are made at the employees' effective hourly rate, including the cost of pensions, other employee benefits and payroll taxes. To the extent practicable, costs of services are directly charged to the appropriate AGLR System Company and the applicable Account Codes. The full cost of providing services also includes certain indirect costs, e.g., departmental overheads, administrative and general costs, and taxes. Indirect costs are associated with the services performed in proportion to the directly assigned or distributed costs of the services or other relevant cost allocations.

Cost Assignment and Allocation
------------------------------

AGSC's costs will be directly charged, assigned, distributed or allocated to AGLR System Companies in the manner described below:

  1. Costs accumulated in Account Codes for services specifically performed for a single AGLR System Company will be directly charged to such AGLR System Company;

  2. Costs accumulated in Account Codes for services specifically performed for two or more AGLR System Companies will be assigned or distributed among and charged to such AGLR System Companies using methods determined on a case-by-case basis consistent with the nature of the work performed and based on one of the distribution or allocation methods described below; and

  3. Costs accumulated in Account Codes for services of a general nature which are applicable to all AGLR System Companies or to a class or classes of AGLR System Companies will be allocated among or charged to such AGLR System Companies by application of one or more of the allocation methods described below.

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Distribution and Allocation Methods
-----------------------------------

The following methods will be applied, as indicated in the Description of Services section that follows, to distribute or allocate costs.

  1. Number of End-Use Customers Ratio - A ratio based on the number of end-use customers. This ratio will be determined annually based on the actual number of end-use customers at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  2. Total Assets Ratio - A ratio based on the total assets. This ratio will be determined annually based on the actual total assets at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  3. Number of Employees Ratio - A ratio based on the number of employees benefiting from the performance of a service. This ratio will be determined annually based on actual counts of applicable employees at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  4. Number of Stores Issues Ratio - A ratio based on the actual withdrawals from materials and supplies inventory. This ratio will be determined annually based on actual withdrawals from materials and supplies inventory at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  5. Square Footage - This factor will be determined based on actual square footage used by the applicable AGLR System Companies. This factor will be determined annually based on square footage utilized at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  6. Rate Per Vehicle - This factor will be based on the actual number of vehicles used by the applicable AGLR System Company. This factor will be determined annually based on actual number of vehicles utilized at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  7. Operating Expense Ratio - A ratio based on total operating expense. This ratio will be determined annually based on the actual total operating expense at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

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  8.   Operating Margin Ratio - A ratio based on operating margin defined as revenue less cost of goods. This ratio will be determined annually based on the operating margin at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  9.   Composite Ratio - This ratio is an average of the above four ratios of:
       Number of Employees, Total Assets, Operating Expenses and Operating Margin. This ratio will be determined annually based on the number of employees, total assets, operating expenses and operating margin at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

  10. Hours Worked Ratio - This ratio is based on the total hours an employee works on behalf of an AGLR System Company as compared to total hours for their department. This ratio will be determined monthly based on time recorded on time sheets by AGSC employees.

  11. Rate Per User - This rate is used by Information Systems and Technology and is based on a cost per user or per computer. This rate will be determined monthly based on the actual cost to maintain electronic data processing and telecommunications equipment in the AGLR System Companies.

  12. Rate Per Employee - This rate is used by Information Systems and Technology and is based on a cost per hour to maintain electronic data processing and telecommunications systems in the AGLR System Companies.

Description of Services
-----------------------

A description of each of the services performed by AGSC, which may be modified from time to time, is presented below. As discussed above, where identifiable, costs will be directly charged, assigned or distributed to AGLR System Companies. For costs accumulated in Account Codes which are for services of a general nature that cannot be directly charged, assigned or distributed, the method or methods of allocation are also set forth. Substitution or changes may be made in the methods of allocation hereinafter specified, as may be appropriate and to the extent permitted under the SEC 60-day letter procedure, and will be provided to state regulatory agencies and to each affected AGLR System Company.

  1. Rates and Regulatory.

  AGSC assists the AGLR System Companies in the analysis of their rate structures and in the formulation of rate policies and advises and assists AGLR System Companies in proceedings before regulatory bodies involving the rates and operations of AGLR System Companies and of other competitors where such rates and

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  operations directly or indirectly affect the AGLR System Companies. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be distributed using the Number of End-Use Customers Ratio.

  2. Internal Auditing.

  AGSC conducts periodic audits of administration and accounting processes. Audits would include examinations of AGLR System Companies' service agreements, accounting systems, source documents, allocation methods and billings to assure proper authorization and accounting for services. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

  3. Strategic Planning.

  AGSC advises and assists AGLR System Companies with the preparation of strategic business plans and corporate strategies. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

  4. External Relations.

  AGSC maintains relationships with government policy makers, conducts lobbying activities and provides community relations support. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

  5. Gas Supply and Capacity Management.

  AGSC assists Virginia Natural Gas, Inc. ("VNG") and Chattanooga Gas Company ("Chattanooga") in coordinating the management of their gas supply and assists VNG, Chattanooga and Atlanta Gas Light Company ("AGLC") in coordinating gas transmission and storage services to ensure the most efficient use of services and to capture economies of scale as a larger purchaser in the market. Individually, VNG, Chattanooga and AGLC may, however, remain as the contract party under any agreement. Non-regulated marketing subsidiaries such as AGL Energy Services, Inc. ("AGLE") may also use AGSC for certain transportation and storage capacity management services. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be distributed using the Number of End-Use Customers Ratio.

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  6. Legal Services and Risk Management.

  AGSC provides various legal services and general legal oversight. In addition, AGSC provides insurance, claims, security, environmental and safety related services. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

  7. Marketing.

  AGSC assists AGLR System Companies to develop marketing strategies for product and brand name promotion. Individually, AGLR System Companies may maintain independent marketing personnel to handle the day-to-day details of marketing campaigns. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be distributed using the Number of End-Use Customers Ratio.

  8. Financial Services.

  AGSC provides various services to AGLR System Companies including corporate tax, treasury, corporate accounting and reporting, general ledger maintenance and all accounting recordkeeping, processing certain accounts such as accounts payable, cash management, and others as may be deemed necessary, hedging policy and oversight, financial planning and rates (for VNG, Chattanooga and AGLC and other AGLR System Companies that interact with regulators or regulated companies). Each AGLR System Company may also maintain its own corporate and accounting group and engage AGSC to provide advice and assistance on accounting matters, including the development of accounting practices, procedures and controls, the preparation and analysis of financial reports and the filing of financial reports with regulatory bodies, on a system-wide basis. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

  9. Information Systems and Technology.

  AGSC provides the AGLR System Companies with electronic data processing and telecommunication network services. Costs will be directly charged to AGL System Companies primarily using a Rate per User for maintenance costs and a Rate per Hour for development costs. Any remaining costs will be assigned using the Hours Worked Ratio and allocated using the Composite Ratio.

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  10. Executive.

  AGSC utilizes the executive staff of AGLR in order to assist the AGLR System Companies in formulating and executing general plans and policies, including operations, issuances of securities, appointment of executive personnel, budgets and financing plans, expansion of services, acquisitions and dispositions of property, public relationships and other related matters. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

  11. Investor Relations.

  AGSC maintains relationships with the financial community, provides shareholder services, and performs corporate secretarial functions for the benefit of AGLR System Companies. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

  12. Customer Services.

  AGSC provides billing, mailing, remittance processing, call center and customer communication services for customers. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be distributed using the Number of End-Use Customers Ratio.

  13. Employee Services.

  AGSC assists AGLR System Companies in developing employee relations policies and programs, and training personnel in a coordinated manner throughout the AGLR System Companies. Each AGLR System Company may maintain a human resources group to handle the individualized application of policies and programs. AGSC also provides payroll services, management of the employee benefit plans, employee communications and mail services. Benefit costs will be directly charged and assigned using Number of Employees Ratio and Hours Worked Ratio, respectively. Any remaining costs will be distributed using the Number of Employees Ratio.

  14. Engineering.

  AGSC provides engineering services for the AGLR System Companies. These services include infrastructure expansion and improvements, corrosion control, right-of-way maintenance and acquisition, leak surveys, mapping, laboratory, and environmental services. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be distributed using the Number of End-Use Customers Ratio.

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  15.  Business Support.

   i.  Purchasing.

       AGSC provides procurement services to AGLR System Companies. Costs will be directly charged primarily using the Number of Stores Issues Ratio and secondarily assigned using the Hours Worked Ratio. Any remaining costs will be distributed using the Number of Stores Issues Ratio.

  ii.  Facilities Management.

       AGSC provides facilities management services for offices owned by AGLR System Companies. Costs will be directly charged primarily using the Square Footage Factor and secondarily assigned using the Hours Worked Ratio. Any remaining costs will be distributed using the Square Footage Factor.

  iii. Fleet.

       AGSC provides fleet management services for vehicles owned or leased by AGLR System Companies. Costs will be directly charged primarily using a Rate Per Vehicle Ratio and secondarily assigned using the Hours Worked Ratio. Any remaining costs will be distributed using the Number of Vehicles.

  16.  Other.

  AGSC provides other services, such as business development, as identified in this document or requested by the AGLR System Companies. Costs will be assigned to AGLR System Companies using the Hours Worked Ratio. Any remaining costs will be allocated using the Composite Ratio.

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EXHIBIT II

AGREED UPON SERVICES TO BE RECEIVED FROM AGL SERVICES COMPANY


SERVICES                                    YES  NO

1.    Rates and Regulatory                  __   __
2.    Internal Auditing                     __   __
3.    Strategic Planning                    __   __
4.    External Relations                    __   __
5.    Gas Supply and Capacity Management    __   __
6.    Legal Services and Risk Management    __   __
7.    Marketing                             __   __
8.    Financial Services                    __   __
9.    Information Systems and Technology    __   __
10.   Executive                             __   __
11.   Investor Relations                    __   __
12.   Customer Services                     __   __
13.   Employee Services                     __   __
14.   Engineering                           __   __
15.   Business Support                      __   __
 i.   Purchasing                            __   __
 ii.  Facilities Management                 __   __
 iii. Fleet                                 __   __
16.   Other                                 __   __

                                 Page 12 of 12